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                                                                       Exhibit 4

MICROPROSE LOGO

                                                                 August 14, 1998

     To Our Stockholders:

     On behalf of the Board of Directors of MicroProse, Inc. (the "Company"), we are pleased to inform you that on August 11, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hasbro, Inc. and New HIAC Corp., its wholly owned subsidiary, pursuant to which New HIAC Corp. today has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares (the "Shares") of the Common Stock of the Company at $6.00 per share. Pursuant to the Merger Agreement, the Offer will be followed by a merger (the "Merger") of New HIAC Corp. with and into the Company in which any remaining shares of Common Stock of the Company will be cancelled and converted into the right to receive $6.00 per share in cash, without interest thereon (except any Shares as to which the holder has properly exercised dissenter's rights of appraisal).

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the attached Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being filed today with the Securities and Exchange Commission. Among other things, the Board of Directors considered the opinion of its financial advisor, Piper Jaffray, Inc., that the consideration to be received by the holders of Shares in the Offer and Merger is fair to such holders from a financial point of view.

     In addition to the attached Schedule 14D-9, enclosed is the Offer to Purchase dated August 14, 1998 1998, together with related materials, including a Letter of Transmittal, to be used for tendering your Shares in the Offer. These documents state the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. We urge you to read these documents carefully in making your decision with respect to tendering your shares pursuant to the Offer.

                                          On behalf of the Board of Directors,

                                          /s/ Stephen M. Race
                                          Stephen M. Race
                                          Chief Executive Officer and Director


   MicroProse, Inc. - 2490 Mariner Square Loop - Alameda, CA 94501 - 510 864
                              4440 - 510 864 4600